Exhibit 4.14

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated as of December 17, 2013, is made by and among Hamblin Watsa Investment Counsel Ltd., as representative (the “Representative”) of the several investors to be named by the Representative (each of which shall be an Affiliated Entity) at least one (1) Business Day prior to the Closing Date (each an “Investor” and, collectively, the “Investors”), on the one hand, and EXCO Resources, Inc., a Texas corporation (the “Company”), on the other hand.

WHEREAS, the Representative and the Company are parties to that certain letter agreement (the “Prior Agreement”), dated as of November 22, 2013, and desire to supersede, amend and restate the Prior Agreement in its entirety;

WHEREAS, (i) the Board of Directors of the Company (the “Board”) generally authorized a rights offering by the Company, (ii) the directors of the Board who are not affiliated with the Investors or with any other shareholder (each, an “Other Applicable Shareholder”) who is entering into an agreement (each, an “Other Applicable Agreement”) with the Company in connection with the rights offering that is substantially similar to this Agreement (the “Disinterested Directors”) unanimously approved the Prior Agreement and (iii) the Disinterested Directors delegated all authority of the Board in connection with the rights offering to a newly formed Rights Committee, comprised entirely of Disinterested Directors (the “Rights Committee”);

WHEREAS, the Rights Committee has approved the distribution, at no charge, to each holder of record of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) as of 5:00 p.m., New York City time, on December 19, 2013 (such time and date, the “Record Date”), transferable rights (the “Rights”) to subscribe for and purchase shares of Common Stock, with one (1) Right to be distributed for each share of Common Stock (the “Rights Offering”);

WHEREAS, each holder of a Right will be entitled (the “Basic Subscription Right”) to subscribe for and purchase 0.25 of a share of Common Stock per Right at a subscription price of $5.00 per whole share of Common Stock (the “Subscription Price” and such shares of Common Stock purchasable pursuant to the Basic Subscription Right, the “Offered Shares”), with fractional shares of Common Stock resulting from the exercise of the Basic Subscription Right to be eliminated by rounding down to the nearest whole share of Common Stock with respect to the exercise by any holder;

WHEREAS, to the extent that holders of Rights do not timely and fully exercise their rights to subscribe for and purchase all of the Offered Shares available under the Basic Subscription Right, each holder of Rights that exercises in full its Basic Subscription Right will be entitled to subscribe for additional shares of Common Stock at the Subscription Price (the “Over-Subscription Privilege”), with fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privilege right to be eliminated by rounding down to the nearest whole share of Common Stock with respect to the exercise of any holder;

WHEREAS, in order to facilitate the Rights Offering, the Representative and the Company entered into the Prior Agreement and wish to enter into this Agreement, pursuant to which, and upon the terms and subject to the conditions set forth herein, the Investors have agreed to subscribe for and purchase, in a private placement, shares of Common Stock pursuant to their Basic Subscription Right and Over-Subscription Privilege; and

WHEREAS, the Rights Committee has unanimously approved the Rights Offering, this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, it is hereby agreed that the Prior Agreement is superseded, amended and restated in its entirety by this Agreement, and each of the parties hereto hereby agrees as follows:

1.	Rights Offering.

(a)	On the terms and subject to the conditions set forth herein and in the Rights Offering Registration Statement, the Company shall distribute, at no charge, to the holders of record of each share of Common Stock as of the Record Date (each, an “Eligible Holder”) one (1) Right for each whole share of Common Stock owned by the Eligible Holder as of the close of business on the Record Date. Each Right shall entitle the Eligible Holder to purchase, at the Subscription Price per whole share, 0.25 of a share of Common Stock. Fractional shares resulting from the exercise of the Rights will be eliminated by rounding down to the nearest whole share with respect to the exercise by any holder. No Rights will be distributed or issued with respect to any treasury stock. To the extent permitted by the New York Stock Exchange, each Right will be transferable separately from the underlying shares of Common Stock in respect of which such Right was distributed. Eligible Holders (to the extent they continue to own Rights during the duration of the Rights Offering) and holders to whom Rights have been validly transferred are collectively referred to as “Holders,” each individually being a “Holder.”

(b)	The Company will commence the Rights Offering on the date hereof by filing the Rights Offering Registration Statement with the Commission and mailing a prospectus and related materials to record and beneficial owners of Common Stock. The Rights (including under both the Basic Subscription Rights and the Over-Subscription Privilege) may be exercised during a period (the “Rights Exercise Period”) beginning from and after the Record Date and ending at 5:00 p.m. New York City Time on January 9, 2014, subject to extension (i) solely to the extent necessary to permit the satisfaction prior to the Closing Date of the conditions set forth in Sections 7(a)(i) and (viii) and Sections 7(b)(i) and (vi) or (ii) with the prior written consent of the Representative (5:00 p.m. New York City Time on January 9, 2014, as may be so extended, the “Expiration Date”). “Business Day” has the meaning ascribed to such term in Rule 14d-1(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)	As described in the Rights Offering Prospectus, each Holder that wishes to exercise all or a portion of its Rights under the Basic Subscription Right shall (i) during the Rights Exercise Period return a duly executed document to Continental Stock Transfer & Trust Company (the “Subscription Agent”), electing to exercise all or a portion of the Rights held by such Holder and (ii) pay in immediately available funds (or such other method as set forth in the Rights Offering Prospectus) an amount equal to the full Subscription Price for the whole number of shares of Common Stock that such Holder elects to purchase pursuant to the instructions set forth in the Rights Offering Registration Statement and related materials by the Expiration Date to an escrow account established by the Subscription Agent for the Rights Offering. On or promptly after the Closing Date, subject to the satisfaction (or, to the extent permitted, waiver) of the conditions to the Rights Offering, the Company shall issue to each Holder that validly exercised its Rights under the Basic Subscription Right the number of Offered Shares to which such Holder is entitled based on such exercise.

(d)

Each Holder that timely exercises in full its Basic Subscription Right will be entitled under the Over-Subscription Privilege to subscribe (at the Subscription Price pursuant to the instructions set forth in the Rights Offering Registration Statement and related materials) for any or all additional shares of Common Stock to the extent that other Holders elect not to exercise all of their respective Rights to subscribe for and purchase all of the Offered Shares under the Basic Subscription Right. If the number of Offered Shares remaining after the exercise of Rights under the Basic

Subscription Right (the “Remaining Offered Shares”) is not sufficient to satisfy all requests for Offered Shares under the Over-Subscription Privilege, including the election of the Investors to purchase Remaining Offered Shares pursuant to the Over-Subscription Privilege, the Holders that exercised their Rights under the Over-Subscription Privilege will be allocated such Remaining Offered Shares pro rata among such Holders exercising the Over-Subscription Privilege in proportion to the number of shares of Common Stock each such Holder (including, in the case of the Investors or any Other Applicable Shareholders, their respective Affiliated Entities) owned as of 5:00 p.m., New York City time, on the Record Date, relative to the number of shares of Common Stock owned as of 5:00 p.m., New York City time, on the Record Date by all such Holders (including, in the case of the Investors or any Other Applicable Shareholders, their respective Affiliated Entities) exercising the Over-Subscription Privilege. If such pro rata allocation would result in any Holder receiving a greater number of Remaining Offered Shares than any Holder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such Holder will be allocated only that number of Remaining Offered Shares for which such Holder subscribed for pursuant to the exercise of the Over-Subscription Privilege, and the remaining shares will be allocated among all other Holders exercising the Over-Subscription Privilege on the same pro rata allocation basis described above. Such pro rata allocation process shall be repeated until all of the Remaining Offered Shares have been allocated.

2.	Agreement to Purchase Investor Offered Shares and Investor Over-Subscription Shares; Fees and Expenses.

(a)	Upon the terms and subject to the conditions set forth in this Agreement, each of the Investors hereby agrees, severally and on behalf of and with respect to itself only, and not jointly with any other Investor, to subscribe for and purchase in a private placement (i) shares of Common Stock pursuant to the Basic Subscription Right (the “Investor Offered Shares”) and (ii) shares of Common Stock under the Over-Subscription Privilege for all Remaining Offered Shares (any such Remaining Offering Shares purchased by the Investors, the “Investor Over-Subscription Shares”); provided, however, that in no event shall the Investors under this Agreement, taken together, be required to acquire, in the aggregate, a number of Investor Over-Subscription Shares exceeding the lesser of (1) 100% of the Remaining Offered Shares and (2) a number of Investor Over-Subscription Shares which, when taken together with the aggregate number of Investor Offered Shares, is equal to 50% of the total number of Offered Shares; and provided, further, that such percentages and amounts may be reduced by mutual agreement of the Company and the Representative in the event that any other existing shareholder of the Company provides an exercise commitment in connection with the Rights Offering. For the avoidance of doubt, (A) any Investor Offered Shares and Investor Over-Subscription Shares acquired by the Investors shall be purchased at a per share price equal to the Subscription Price and (B) the Investor Offered Shares shall be included when determining the number of shares of Common Stock validly subscribed for and purchased under the Basic Subscription Right, and the Investor Over-Subscription shares shall be included when determining the number of shares of Common Stock validly subscribed for under the Over-Subscription Privilege.

(b)	The Company hereby agrees and undertakes to notify the Representative as promptly as practicable and, in any event, by noon, New York City Time, on the fourth (4th) Business Day after the Expiration Date by electronic or facsimile transmission of (i) the aggregate number of Rights validly exercised by Holders under the Basic Subscription Right and Over-Subscription Privilege pursuant to the Rights Offering as of the Expiration Date and the aggregate Subscription Price therefor, and (ii) a true and accurate determination of the aggregate number of Investor Over-Subscription Shares, if any, (such notification, the “Notice of Offering Results”).

(c)	Subject to applicable law, each Investor shall have the right to arrange for one or more of its Affiliated Entities (each, an “Affiliated Purchaser”) to purchase all or any portion of such Investor’s Investor Offered Shares and/or Investor Over-Subscription Shares, on the terms and subject to the conditions in this Agreement, by written notice to the Company at least one (1) Business Day prior to the Closing Date, which notice shall be signed by the applicable Investor and each of its applicable Affiliated Purchasers (i.e., for clarity, those purchasing all or any portion of such Investor’s Investor Offered Shares and/or Investor Over-Subscription Shares) and pursuant to which each such Affiliated Purchaser shall agree to all the terms of this Agreement as if it were an Investor, including that it can make each representation in Section 4 of this Agreement as if it were an Investor. In no event will any such arrangement relieve such Investor of its obligations under this Agreement if its Affiliated Purchaser(s) fail to perform such obligations in accordance with the terms and conditions of this Agreement. The term “Affiliated Entity”, with respect to any person, means any fund or other entity that is directly or indirectly controlled by the same manager or other person(s) as such first person.

(d)	The closing of the purchase of the Offered Shares to be purchased in the Rights Offering, including, subject to the terms and conditions of this Agreement, the purchase of the Investor Offered Shares to be purchased by the Investors and/or their respective Affiliated Purchasers hereunder, and, if applicable, the purchase of the Investor Over-Subscription Shares to be purchased by the Investors and/or their respective Affiliated Purchasers hereunder (the “Closing”), will occur at the offices of Haynes and Boone, LLP, 2323 Victory Avenue, Suite 700, Dallas, Texas 75219, 9:00 a.m., Central Time, as promptly as practicable (but in no event later than on the sixth (6th) Business Day) following later of the (i) the Expiration Date and (ii) the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Section 7 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction (or, to the extent permitted, waiver) of those conditions at such time) (the “Closing Date”), or such other time as shall be agreed upon by the Company and the Representative. On the Closing Date, subject to the terms and conditions of this Agreement, the Investors will purchase, and the Company will sell, only such number of Investor Over-Subscription Shares as is listed in the Notice of Offering Results, without prejudice to the rights of the Investors to seek later an upward or downward adjustment if the number of Investor Over-Subscription Shares in such Notice of Offering Results is inaccurate. Delivery of the Investor Over-Subscription Shares and Investor Offered Shares will be made by the Company on the Closing Date by delivering stock certificates representing shares of Common Stock with a Securities Act legend to the Investors and/or Affiliated Purchasers, as applicable, against payment by the Investors and/or the Affiliated Purchasers, as applicable, of the Subscription Price therefor by wire transfer of immediately available funds to the account designated in writing by the Company. On the Closing Date, the Company will also deliver to the Investors a certificate, dated as of the Closing Date, of the transfer agent of the Company confirming the issuance to the Investors and/or the Affiliated Purchasers, as applicable, of the Investor Over-Subscription Shares, if any, and the issuance to the Investors and/or the Affiliated Purchasers, as applicable, of the Investor Offered Shares, and all other documents and certificates required to be delivered to the Investors pursuant to Section 7(a).

(e)	The Company shall notify, or cause the Subscription Agent to notify, the Representative on each Friday during the Rights Exercise Period and on each Business Day during the five Business Days prior to any then-scheduled Expiration Date (or, if reasonably requested by the Investors, use reasonable best efforts to provide such information more frequently, to the extent so reasonably requested), of the aggregate number of Rights known by the Company or the Subscription Agent to have been validly exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

(f)	The Company shall pay all of its own fees and expenses associated with the Rights Offering, including filing and printing fees, fees and expenses of any subscription and information agents, its counsel and financial advisor(s) and/or dealer-managers (if any) and accounting fees and expenses, costs associated with clearing the Offered Shares for sale under applicable state securities laws, and listing fees.

(g)	The Investors and the Company hereby agree that it is the intent of all parties that none of the Investors, by virtue of acting hereunder, shall be deemed an “underwriter” within the definition of Section 2(a)(11) of the Securities Act or be deemed to be engaged in broker-dealer activity requiring registration under Section 15 of the Exchange Act, and the Investors and the Company shall in the fulfillment of their obligations hereunder act in accordance with this mutual understanding.

(h)	No public release or announcement (for the avoidance of doubt, excluding in respect of any Schedule 13D (or 13G), Form 4 or similar Commission filing requirements of the Investors or their Affiliates so long as the Company is provided a reasonable opportunity to comment on such disclosure in advance) concerning the Rights Offering, the purchase of shares of Common Stock by the Investors pursuant to this Agreement, or the other transactions contemplated hereby, shall be issued by any party hereto without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law, regulation or stock exchange rule, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided that in no event shall any such press release or announcement name the Investors or any of their Affiliates without their prior written consent, except to the extent necessary to comply with law, regulation or stock exchange rule. The provisions of this subsection (h) shall not restrict the ability of the Company to summarize or describe the transactions contemplated by this Agreement in any prospectus or similar offering document or other report, in each case to the extent required by law, regulation or stock exchange rule, so long as the other party is provided a reasonable opportunity to comment on such disclosure in advance.

3.	Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Investors as set forth below. Except for representations, warranties and agreements that are expressly limited as to a particular date, each representation, warranty and agreement is made as of the date hereof and as of the Closing Date after giving effect to the transactions contemplated hereby:

(a)

Organization and Qualification. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Texas, with the corporate power and authority to own its properties and conduct its business as currently conducted, and, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification. Each subsidiary of the Company that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization, with the corporate or analogous power and authority to own its properties and conduct its business as currently conducted, and, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, has been duly qualified as a foreign corporation, limited liability company or partnership, as applicable, for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification. For the purpose of this Agreement, “Material Adverse Effect” means any change, effect, event, development (including, for the avoidance of doubt, the discovery of new or previously unknown information), circumstance or occurrence, or any of the foregoing involving a prospective change, effect, event, development, circumstance or occurrence, in the condition (financial or otherwise) or in the earnings, business or operations of Company or its subsidiaries, taken as a whole, that, as determined by the Investors acting reasonably, is material and adverse and makes it, in the reasonable determination of the Investors, impracticable to proceed with the Rights Offering.

(b)	Corporate Power and Authority. The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement, the Registration Rights Joinder Agreement and each other agreement, document, and instrument to which it is or will be a party or which it has executed and delivered, or will execute and deliver, in connection with the Rights Offering and the transactions contemplated by this Agreement (this Agreement, the Registration Rights Joinder Agreement and such other agreements, documents, and instruments, collectively, the “Transaction Agreements”) and to perform its obligations and consummate the transactions contemplated hereunder and thereunder, including the issuance of the Rights and the Offered Shares (including the Investor Offered Shares and Investor Over-Subscription Shares). The Company has taken all necessary action required for the due authorization of the Transaction Agreements, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby, including the issuance of the Rights and the Offered Shares (including the Investor Offered Shares and Investor Over-Subscription Shares).

(c)	Execution and Delivery; Enforceability. Each Transaction Agreement to which the Company is a party has been duly and validly authorized, executed and delivered by the Company, and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, subject to principles of equity and public policy and except to the extent that the indemnification and contribution provisions in this Agreement may be limited by federal or state securities laws (the “Exceptions”).

(d)

Capitalization. The authorized capital stock of the Company consists of 350,000,000 shares of Common Stock of which, as of the date of this Agreement, 218,298,938 shares were issued and outstanding, of which 3,007,110 are shares of restricted stock issued pursuant to and subject to the vesting requirements of compensatory equity plans of the Company in effect as of the date hereof and set forth in Schedule A hereto (the “Company Stock Plans”) (excluding, for the avoidance of doubt, shares held in treasury), and 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of which, as of the date of this Agreement, no shares are either designated or issued and outstanding. As of the date of this Agreement, the Company held 539,221 shares of Common Stock in its treasury. As of the date of this Agreement, no shares of Common Stock or Preferred Stock were reserved for issuance, except for 55,574,734 shares of Common Stock reserved for issuance for the Rights Offering and 14,014,393 shares of Common Stock reserved for issuance under the Company Stock Plans upon the exercise of stock options outstanding as of such date and granted under the Company Stock Plans, with a weighted average exercise price of $12.06 per share. The outstanding shares of Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights, the Company’s articles of incorporation or by-laws, or any applicable laws). Except as set forth above or pursuant to this Agreement, there are no (A) shares of capital stock or other equity interests or voting securities of the Company authorized, reserved for issuance, issued or outstanding, (B) options, warrants, calls, preemptive rights, subscription or other rights, instruments, agreements, arrangements or commitments of any character, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or any securities or instruments convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, instrument, agreement, arrangement or commitment, (C) outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interest or voting securities of the Company or (D) issued or outstanding restricted stock awards, units, rights to receive any capital stock or other equity interest or voting securities of the Company on a deferred basis, or rights to purchase or receive any capital stock or equity interest or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company. No subsidiary of the Company owns any shares of capital stock or other equity interest or voting securities of the Company. Expect as set forth on Schedule A hereto, there are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest or voting securities of the Company.

(e)	Issuance. The distribution of the Rights and the issuance of the Offered Shares, including the Investor Offered Shares and, if applicable, the Investor Over-Subscription Shares, have been duly and validly authorized and, when such Offered Shares are issued and delivered against payment therefor, will be duly authorized, validly issued and delivered and fully paid and nonassessable, free and clear of all taxes, liens, preemptive rights, rights of first refusal, subscription and similar encumbrances, other than liens arising as a matter of applicable securities law. Upon the distribution by the Company of the Rights, such Rights will be duly and validly issued, free and clear of all taxes, liens, preemptive rights, rights of first refusal and similar encumbrances, other than liens arising as a matter of applicable securities law, and enforceable in accordance with their terms, and holders of Rights will be entitled to the rights described in the Rights certificates.

(f)	No Conflict. The distribution of the Rights, the sale, issuance and delivery of the Offered Shares upon exercise of the Rights (including the Investor Offered Shares and, if applicable, the Investor Over-Subscription Shares), the consummation of the Rights Offering by the Company, and the execution and delivery by the Company of the Transaction Agreements and performance of and compliance with all of the provisions thereof by the Company and the consummation of the transactions contemplated therein (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (in each case, with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement, instrument, contract or other arrangement to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) will not result in any violation of the provisions of the Company’s articles of incorporation or by-laws or any of the organizational or governance documents of any of its subsidiaries, and (iii) will not result in any violation of, or any termination or impairment of any rights under, any applicable law, including any license, authorization, injunction, judgment, order, decree, rule or regulation of any Governmental Entity. For purposes of this Agreement, “Governmental Entity” means any federal, state, local, domestic, foreign or supranational court, administrative or regulatory agency or commission or other federal, state, local, domestic, foreign or supranational governmental authority or instrumentality, except, in any such case in clauses (i) and (iii), for any conflict, breach, violation, default, acceleration, lien, termination or impairment which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)	Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any third party or any Governmental Entity is required for the distribution of the Rights, the sale, issuance and delivery of the Offered Shares upon exercise of the Rights (including the Investor Offered Shares and, if applicable, the Investor Over-Subscription Shares), the consummation of the Rights Offering, and the execution and delivery by the Company of the Transaction Agreements and performance of and compliance by the Company with all of the provisions thereof and the consummation of the transactions contemplated therein, except (i) the registration under the Securities Act of the issuance of the Offered Shares (excluding any Investor Offered Shares and any Investor Over-Subscription Shares) pursuant to the exercise of Rights, (ii) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “blue sky” laws in connection with distribution of the Rights and the issuance of the Offered Shares (including any Investor Offered Shares and any Investor Over-Subscription Shares) pursuant to the exercise of Rights, (iii) if applicable, filings required under, and compliance with other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iv) filings required with the New York Stock Exchange in connection with listing of the Rights and the shares to be issued in the Rights Offering and pursuant to this Agreement and (v) the registration of the resale of the shares issued to the Investors pursuant to this Agreement, including such “blue sky” consents, approval authorizations, registrations or qualifications as may be necessary or appropriate.

(h)	Arm’s Length. In connection with all aspects of each transaction contemplated by this Agreement, the Company acknowledges and agrees that: (i) the Rights Offering and other the transactions contemplated by this Agreement are arm’s-length commercial transactions between the Company and the Investors, (ii) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Rights Offering and other the transactions contemplated by this Agreement, (iii) in connection with the Rights Offering and other the transactions contemplated by this Agreement and the process leading to the foregoing, the Investors have been, are, and will be acting solely as principals and have not been, are not, and will not be acting as an advisor, agent or fiduciary for the Company or any of the Company’s Affiliates, shareholders, creditors or employees or any other person, and (iv) the Investors have no obligation to the Company or the Company’s Affiliates, shareholders, creditors or employees or any other person with respect to the Rights Offering and the other transactions contemplated hereby except those obligations expressly set forth in this Agreement. To the fullest extent permitted by law, the Company hereby waives and releases any claims that the Company or the Company’s Affiliates, shareholders, creditors or employees or any other person may have against the Investors or any of their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Agreement. The term “Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

(i)

Company SEC Documents. Since January 1, 2011, the Company has filed or furnished all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) (the “Company SEC Documents”) with the United States Securities and Exchange Commission (the “Commission”). As of their respective dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission promulgated thereunder applicable to such Company SEC Documents. The Company has filed with the Commission all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company

SEC Documents. No Company SEC Document filed after December 31, 2010, when filed, and, in the case of any Company SEC Document amended or superseded prior to the date of this Agreement, on the date of such amending or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any Company SEC Documents filed with the Commission after the date hereof but prior to the Closing Date, when filed, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. As of the date of this Agreement, the Company is and shall remain a Well Known Seasoned Issuer. For purposes of this Agreement, “Well Known Seasoned Issuer” means a “well known seasoned issuer”, and not an “ineligible issuer”, under Rule 405 promulgated under the Securities Act.

(j)

Financial Statements. Each of (i) the financial statements and the related notes of the Company and its consolidated subsidiaries included or incorporated by reference in the Company SEC Documents, and (ii) the financial statements and the related notes of the Company and its consolidated subsidiaries to be included or incorporated by reference in the Rights Offering Registration Statement and the Rights Offering Prospectus, comply or will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the Commission thereunder, and fairly present, or will fairly present, as the case may be, in all material respects the financial position, results of operations and cash flows of the Company and its subsidiaries as of the dates indicated and for the periods specified, subject, in the case of the unaudited financial statements, to the absence of disclosures normally made in footnotes and to customary year-end adjustments that are not and shall not be material; such financial statements have been prepared, or will be prepared, as the case may be, in conformity with U.S. generally accepting accounting principles applied on a consistent basis throughout the periods covered thereby (except as disclosed in the Company SEC Documents filed before the date of this Agreement), and each of (A) the supporting schedules included or incorporated by reference in the Company SEC Documents, and (B) the supporting schedules to be included or incorporated by reference in the Rights Offering Registration Statement and the Rights Offering Prospectus, fairly present, or will fairly present, as the case may be, in all material respects, the information required to be stated therein; and each of (x) the other financial information included or incorporated by reference in the Company SEC Documents, and (y) the other financial information to be included or incorporated by reference in the Rights Offering Registration Statement and the Rights Offering Prospectus, has been, or will be, as the case may be, derived from the accounting records of the Company and its subsidiaries and presents fairly, or will present fairly, as the case may be, the information shown thereby. Neither the Company nor any of the Company’s subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar agreement or arrangement, where the result, purpose or effect of such agreement or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company SEC Documents (including the financial statements contained therein). Except to the extent specifically reflected or reserved against on the September 30, 2013 consolidated balance sheet of the Company (including the notes thereto) included in the Company’s Form 10-Q as filed with the Commission on October 30, 2013, neither the Company nor any of its subsidiaries has any (i) liabilities (whether or not accrued, fixed, contingent, asserted or known) or (ii) any impairments (including impairments that would reasonably be expected to occur or be taken) to assets or reserves, except for liabilities or impairments, respectively, that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided, that for purposes of clause (ii), the definition of “Material Adverse Effect” shall be deemed to exclude the phrases “as determined by the Investors acting reasonably” and “in the reasonable determination of the Investors,” and any impairments or writedowns to the Company’s oil and natural gas properties (and/or, to the extent applicable, the Company’s other assets) (for the avoidance of doubt, excluding the $10,707,000 impairment previously taken by the Company in respect of the quarter ended March 31, 2013) which in the aggregate equal or exceed $150 million shall be deemed a Material Adverse Effect). The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange

Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (1) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits with the Commission is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules, regulations and forms, and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (2) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s outside auditors and the Audit Committee of the Board (I) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (II) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, all of which information described in clauses (I) and (II) above has been disclosed by the Company to the Investors prior to the date hereof. Any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed. Since December 31, 2011, to the knowledge of the Company, neither the Company nor any of its subsidiaries has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls relating to periods after December 31, 2011, except for any complaints, allegations, assertions or claims that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), with respect to the Company SEC Documents, and the statements contained in such certifications are true and complete. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(k)	Rights Offering Registration Statement and Rights Offering Prospectus. The Rights Offering Registration Statement, as of the Securities Act Effective Date, and each Issuer Free Writing Prospectus, if any, at the time of use thereof, will comply in all material respects with the Securities Act and the rules and regulations promulgated thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and as of the applicable date of the Rights Offering Prospectus and any amendment or supplement thereto and as of the Closing Date, the Rights Offering Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the time of its distribution and at the Expiration Date, the Investment Decision Package will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation and warranty with respect to any statements or omissions made in reliance on and in conformity with information regarding the Investors furnished to the Company in writing by the Representative expressly for use in the Rights Offering Registration Statement and the Rights Offering Prospectus, and any amendment or supplement thereto.

For the purposes of this Agreement, (i) the term “Rights Offering Registration Statement” means an automatically effective Shelf Registration Statement on Form S-3ASR to be filed with the Commission relating to the Rights Offering, including all exhibits thereto and any documents incorporated by reference therein, as amended as of the Securities Act Effective Date, and any post-effective amendment thereto that becomes effective; (ii) the term “Rights Offering Prospectus” means the final prospectus contained in the Rights Offering Registration Statement at the Securities Act Effective Date (including information, if any, omitted pursuant to Rule 430A and subsequently provided pursuant to Rule 424(b) under the Securities Act), and any amended form of such prospectus provided under Rule 424(b) under the Securities Act or contained in a post-effective amendment to the Rights Offering Registration Statement, including any documents incorporated by reference therein; (iii) the term “Investment Decision Package” means the Rights Offering Prospectus, together with any Issuer Free Writing Prospectus used by the Company to offer the Offered Shares to Holders pursuant to the Rights Offering; (iv) the term “Issuer Free Writing Prospectus” means each “issuer free writing prospectus” (as defined in Rule 433 of the rules promulgated under the Securities Act) prepared by or on behalf of the Company or used or referred to by the Company in connection with the Rights Offering, including any documents incorporated by reference therein; (v) the term “Securities Act Effective Date” means the date and time as of which the Rights Offering Registration Statement, or the most recent post-effective amendment thereto, was declared effective by the Commission; and (vi) the term “SEC Transaction Documents” means the Rights Offering Registration Statement, the Rights Offering Prospectus, the Investment Decision Package and any Issuer Free Writing Prospectuses.

(l)	No Registration Rights Agreements.

(i)	Other than the 2005 Registration Rights Agreement and the 2007 Registration Rights Agreement, the Company is not bound by any agreement, contract or other arrangement with respect to its equity securities granting any demand, shelf, incidental/piggyback or other registration rights (“Registration Rights”) to any person. Except as expressly disclosed in writing to the Investors prior to the date hereof, there have not been any amendments, modification or supplements to, or any waivers under, either the 2005 Registration Rights Agreement or the 2007 Registration Rights Agreement. Other than persons who would not be adversely affected and would not reasonably be expected to have or bring any material claim, no person has the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Rights Offering Registration Statement. Schedule B hereto sets forth a true, complete and correct list of each person who delivered to the company a binding written waiver with respect to any such right, which binding written waivers are in full force and effect and copies of which have been provided to the Investors.

(ii)

Schedule C hereto sets forth to the best of the Company’s knowledge, a true, complete and correct list of the names of each person (i) named as a selling shareholder in the Registration Statement on Form S-3 filed by the Company on April 16, 2010 or (ii) that the Company expects will be named as a selling shareholder on the Initial Shelf Registration Statement, and, in the case of either of clauses (i) or (ii), with respect to each such person, the number of Registrable Securities or Registrable Shares (as defined in the 2005 Registration Rights Agreement or the 2007 Registration Rights Agreement, respectively), respectively, owned by each such person as set forth in filings with the Commission with respect to the Common Stock. For purposes of this Agreement, the “2005 Registration Rights Agreement” means the First Amended and Restated Registration

Rights Agreement of the Company, originally dated as of October 3, 2005, as amended and restated as of December 30, 2005, and the “2007 Registration Rights Agreement” means the Registration Rights Agreement of the Company, dated March 28, 2007, in respect of 7.0% Cumulative Convertible Perpetual Preferred Stock and Hybrid Preferred Stock.

(iii)	The entry by the Investors and the Company into the Registration Rights Joinder Agreement, and the Investors accordingly becoming parties to the 2005 Registration Rights Agreement as “Holders” and “Investor Holders” thereunder, will not conflict with, or result in a breach or violation of, or require any consent under, any of the terms or provisions of either the 2005 Registration Rights Agreement or the 2007 Registration Rights Agreement. After giving effect to the entry by the Investors and the Company into the Registration Rights Joinder Agreement as contemplated hereby, the Investors will become parties to the 2005 Registration Rights Agreement as “Holders” and “Investor Holders” thereunder, and the 2005 Registration Rights Agreement will be in full force and effect, and constitute a valid and binding obligation of the Company, enforceable against the Company by the Investors in accordance with its terms, except as may be limited by the Exceptions, and the Company has not granted, and will not grant, to any person any Registration Rights that conflict with, are inconsistent with or violate the rights to be granted to the Investors under the 2005 Registration Rights Agreement.

(m)	No Material Adverse Effect. Since January 1, 2013, other than as disclosed in the Company SEC Documents filed prior to the date hereof and except for actions to be taken in connection with the transactions contemplated under this Agreement, there has not occurred any Material Adverse Effect.

(n)	No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a claim against the Company or the Investors for a financial advisory fee, brokerage commission, finder’s fee or like payment in connection with the Rights Offering, including the issuance of the Offered Shares upon exercise of Rights (including the Investor Offered Shares and, if applicable, the Investor Over-Subscription Shares), or the other transactions contemplated in any of the Transaction Agreements.

(o)	Anti-takeover Provisions. The actions taken by the Disinterested Directors and the Board to approve this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby constitute all the action necessary to render inapplicable to this Agreement, the other Transaction Agreements, the purchase of the Investor Offered Shares to be purchased by the Investors and/or their respective Affiliated Purchasers hereunder, and, if applicable, the purchase of the Investor Over-Subscription Shares to be purchased by the Investors and/or their respective Affiliated Purchasers hereunder, the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar law and any potentially applicable provision of the Company’s articles of incorporation or by-laws (collectively, “Anti-takeover Provisions”).

4.

Representations and Warranties of the Investors and the Affiliated Purchasers. Each of the Investors, severally on behalf of and with respect to itself only, and not jointly with any other Investor, represents and warrants and agrees with the Company as set forth below. To the extent that an Affiliated Purchaser acquires Investor Over-Subscription Shares or Investor Offered Shares from the Company pursuant to this Agreement, such Affiliated Purchaser shall be deemed to have made each of the representations and warranties below substituting “Affiliated Purchaser” for “Investor” in this Section 4. Except for representations, warranties and agreements that are expressly limited as to a particular date, each representation, warranty and agreement is made as of the date hereof and as of the Closing Date after giving effect to the transactions contemplated hereby:

(a)	Formation. Such Investor has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its formation.

(b)	Power and Authority. Such Investor has the requisite corporate (or analogous) power and authority to enter into, execute and deliver this Agreement and the other Transaction Agreements to which it is or will be a party and to perform its obligations and consummate the transactions contemplated hereunder and thereunder and has taken all necessary corporate (or analogous) action required for the due authorization of the Transaction Agreements, the performance of its obligations thereunder and the consummation of the transaction contemplated thereby.

(c)	Execution and Delivery. Each Transaction Agreement to which such Investor is a party has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as may be limited by the Exceptions.

(d)	Restricted Securities. Such Investor understands that the Investor Offered Shares and Investor Over-Subscription Shares have not been registered under the Securities Act and may not be resold without registration under the Securities Act except pursuant to a specific exemption from the registration provisions of the Securities Act. As a result, such Investor acknowledges and understands that, upon the original issuance thereof and until such time as the same is no longer required under any applicable requirements of the Securities Act or applicable state securities laws, the Company and its transfer agent shall make such notation in the stock book and transfer records of the Company as may be necessary to record that the Investor Offered Shares and Over-Subscription Shares have not been registered under the Securities Act and may not be resold without registration under the Securities Act except pursuant to a specific exemption from the registration provisions of the Securities Act.

(e)	Investment Intent. Except as provided in Section 2(c), such Investor is acquiring its portion of the Investor Offered Shares and Investor Over-Subscription Shares for investment for its own account, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with the Securities Act and any applicable state securities or “blue sky” laws, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with the Securities Act and any applicable state securities or “blue sky” laws.

(f)	Securities Laws Compliance. The Investor Offered Shares and Investor Over-Subscription Shares will not be offered for sale, sold or otherwise transferred by such Investor except pursuant to a registration statement or in a transaction exempt from, or not subject to, registration under the Securities Act and any applicable state securities or “blue sky” laws. Such Investor further acknowledges that Rule 144 promulgated under the Securities Act may not be applicable to the Investor Offered Shares and Investor Over-Subscription Shares. Such Investor further recognizes that the Company is under no obligation to register the Investor Offered Shares and Investor Over-Subscription Shares except pursuant to the Registration Rights Joinder Agreement to be entered into in accordance with the terms of this Agreement (and, accordingly, the 2005 Registration Rights Agreement). Such Investor understands that the certificates representing the Investor Offered Shares and Investor Over-Subscription Shares may carry one or more legends incorporating such restrictions. Such Investor acknowledges that applicable securities laws provide certain restrictions on the ability of stockholders to sell, transfer, assign, mortgage, hypothecate, or otherwise encumber their Investor Offered Shares and Investor Over-Subscription Shares.

(g)	Sophistication. Such Investor is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act, and such Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Investor Offered Shares and Investor Over-Subscription Shares being acquired hereunder. Such Investor understands and is able to bear any economic risks associated with such investment. With the assistance of such Investor’s own professional advisors, to the extent that such Investor has deemed appropriate, such Investor has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Investor Offered Shares and Investor Over-Subscription Shares and the consequences of this Investment Agreement. Such Investor has considered the suitability of the Investor Offered Shares and Investor Over-Subscription Shares as an investment in light of its own circumstances and financial condition and such Investor is able to bear any economic risks associated with such investment. Such Investor agrees to furnish any additional information reasonably requested by the Company or any of its affiliates, to the extent necessary to assure compliance with applicable U.S. federal and state securities laws in connection with such Investor’s purchase of the Investor Offered Shares and Investor Over-Subscription Shares hereunder. Without derogating from or limiting the representations and warranties of the Company, such Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the information contained herein. Notwithstanding the foregoing, nothing contained herein will operate to modify or limit in any respect the representations and warranties of the Company or to relieve it from any obligations to such Investor for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

(h)	Agency Determinations. Such Investor understands that no federal or state agency has passed upon the merits or risks of an investment in the Investor Offered Shares and Investor Over-Subscription Shares or made any finding or determination concerning the fairness or advisability of this investment.

(i)	No Conflict. The purchase of its portion of the Investor Offered Shares and Investor Over-Subscription Shares, the execution and delivery by such Investor of each of the Transaction Agreements to which it is a party and the performance of and compliance with all of the provisions thereof by such Investor, and the consummation of the transactions contemplated therein (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (in each case, with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement, instrument, contract or other arrangement to which such Investor is a party or by which such Investor is bound or to which any of the property or assets of such Investor is subject, (ii) will not result in any violation of the provisions of the certificate of limited partnership, limited partnership agreement, or similar governance documents of such Investor, and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any applicable law, including any license, authorization, injunction, judgment, order, decree, rule or regulation of any Governmental Entity, except in the case of each of clauses (i) through (iii), for any conflict, breach, violation, default, acceleration, lien, termination or impairment which would not reasonably be expected to prohibit or materially and adversely affect such Investor’s performance of its obligations under this Agreement.

(j)

Consents and Approvals. No consent, approval, authorization, order, registration or qualification of any third party (in the case of third parties, assuming the truth and accuracy in all respects (disregarding all qualifications and exceptions contained therein relating to materiality, Material

Adverse Effect or similar qualifications) of the Company’s representations and warranties in Sections 3(f), (g) and (l)) or with any Governmental Entity is required to be obtained or made by such Investor for the purchase of its portion of Investor Offered Shares and Investor Over-Subscription Shares in accordance with the terms hereof and the execution and delivery by such Investor of this Agreement or the other Transaction Agreements to which it is a party and performance of and compliance by such Investor with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (i) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “blue sky” laws in connection with the purchase of the Investor Offered Shares and Investor Over-Subscription Shares by such Investor, (ii) any consent, approval, authorization, registration or qualification which, if not made or obtained, would not reasonably be expected to prohibit or materially and adversely affect such Investor’s performance of its obligations under this Agreement, (iii) if applicable, filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) filings required with the New York Stock Exchange in connection with listing of the Rights and the shares to be issued in the Rights Offering and pursuant to this Agreement and (v) the registration of the resale of the shares issued to the Investors pursuant to this Agreement, including such “blue sky” consents, approval authorizations, registrations or qualifications as may be necessary or appropriate.

(k)	Information Furnished. Information relating to such Investor furnished to the Company in writing by such Investor expressly for use in the Rights Offering Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(l)	Short Sales. Since November 15, 2013 through the date hereof, the Investors have not, directly or indirectly, sold or agreed to sell any shares of Common Stock, effected any short sale, whether or not against the box or established any “put equivalent position” (as defined in Rule 16a-1(b) under the Exchange Act) with respect to shares of Common Stock.

(m)	Sufficient Funds. At the Closing, the Investors (or their applicable Affiliated Purchaser(s), as applicable) will have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

(n)	Brokers and Finders. Neither such Investor nor any of its Affiliates is a party to any contract, agreement or understanding with any person that would give rise to a claim against the Company for a financial advisory fee, brokerage commission, finder’s fee or like payment in connection with the Rights Offering, including the issuance of the Offered Shares upon exercise of Rights (including the Investor Offered Shares and, if applicable, the Investor Over-Subscription Shares), or the other transactions contemplated in any of the Transaction Agreements.

(o)	Broker Dealer. Such Investor is not a broker-dealer and does not need to be registered as a broker-dealer.

5.	Additional Covenants of the Company. Without derogating from the obligations of the Company set forth elsewhere in this Agreement, the Company agrees with the Investors as set forth below.

(a)	Rights Offering Registration Statement.

(i)	On the date of this Agreement, promptly following the execution hereof, the Company shall file with the Commission the Rights Offering Registration Statement (the date of such filing, the “Filing Date”).

(ii)	The Rights Offering Registration Statement filed with the Commission shall be consistent in all material respects with the last form of such document provided to the Investors and their counsel to review prior to the filing thereof. Without limiting the foregoing, the Company shall (x) provide the Investors with a reasonable opportunity to review any SEC Transaction Document prior to its filing with the Commission and shall consider in good faith any comments of the Investors and their counsel; (y) advise the Investors promptly of the time when the Rights Offering Registration Statement has been filed and when the Rights Offering Registration Statement has become effective or any other SEC Transaction Document has been filed and shall furnish the Investors with copies thereof; and (z) advise the Investors promptly after it receives notice of any comments or inquiries by the Commission (and promptly furnish the Investors with copies of any correspondence related thereto), of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any SEC Transaction Document, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for amending or supplementing any SEC Transaction Document or for additional information, and in each such case, provide the Investors with a reasonable opportunity to review any such comments, inquiries, request or other communication from the Commission and to review any responses thereto and any amendment or supplement to any SEC Transaction Document before any filing or communication with the Commission, and to consider in good faith any comments of the Investors and their counsel and in the event of the issuance of any stop order or of any order preventing or suspending the use of any SEC Transaction Document, to use promptly its reasonable best efforts to obtain its withdrawal.

(iii)	The Company shall use its reasonable best efforts to have the Rights Offering Registration Statement cleared or declared effective, as the case may be, by the Commission as promptly as practicable after it is filed with the Commission. The Company shall take all action as may be necessary or advisable so that the Rights Offering, including the issuance of the Offered Shares (including the Investor Offered Shares and the Investor Over-Subscription Shares), and the other transactions contemplated by this Agreement, may be effected in accordance with the applicable provisions of the Securities Act and the Exchange Act and any state or foreign securities or “blue sky” laws.

(iv)	If at any time prior to the Expiration Date, any event occurs as a result of which the Investment Decision Package, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend or supplement the Investment Decision Package to comply with applicable law, the Company will promptly notify the Investors of any such event and, subject to Section 5(a)(ii), prepare an amendment or supplement to the Investor Decision Package that will correct such statement or omission or effect such compliance.

(b)	Record Date and Listing. The Company shall not amend or modify the Record Date without the prior written consent of the Representative. The Company shall use its reasonable efforts to (A) list and maintain the listing of the Common Stock, including the Offered Shares, on the New York Stock Exchange (the “NYSE”) and (B) list and maintain the listing of the Rights on the NYSE commencing on the first Business Day after the Securities Act Effective Date of the and, in the case of this clause (B), until 4:00 p.m., New York City time on the last trading day immediately preceding the Expiration Date.

(c)	No Stabilization. The Company will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the shares of Common Stock.

(d)	Ordinary Course of Business; Actions Regarding Conditions. During the period from the date of this Agreement to the Closing Date, the Company shall conduct its business, and shall cause its subsidiaries to conduct their business, in the ordinary course and consistent with the Company’s and its subsidiaries’ past practice; and the Company for itself and on behalf of its subsidiaries agrees to use its reasonable best efforts to preserve substantially intact their business organizations and goodwill, to keep available the services of those of their present officers, employees, and consultants who are integral to the operation of their businesses as presently conducted; and the Company shall not take any action or omit to take any action that would reasonably be expected to result in the Company’s failure to satisfy the conditions to the Agreement set forth in Section 7.

(e)	Reasonable Best Efforts. The Company shall use its reasonable best efforts (and shall cause its subsidiaries to use their respective reasonable best efforts) to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its or their part to cooperate with the Investors and to consummate and make effective the transactions contemplated by this Agreement, including the Rights Offering and the issuance of the Offered Shares (including the Investor Offered Shares and the Investor Over-Subscription Shares) as promptly as practicable, including by:

(i)	preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii)	using reasonable best efforts to defend any lawsuits or other actions or proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed;

(iii)	executing, delivering and filing, as applicable, any additional ancillary instruments, documents, or agreements necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and to fully carry out the purposes of this Agreement and the transactions contemplated hereby and thereby;

(iv)	subject to the requirements of applicable law, not amending, terminating or waiving any term of the Rights Offering as set forth herein, or any other material term of the Rights Offering, without the prior approval of the Company’s Rights Committee, or Board of Directors, as appropriate, and without the prior written consent of the Representative, and, if requested by the Representative, extending the Expiration Date solely to the extent necessary to permit the Closing to occur as contemplated by this Agreement following the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Section 7; and

(v)	not taking any action that would cause this Agreement or any of the other Transaction Agreements, or the purchase of the Investor Offered Shares to be purchased by the Investors and/or their respective Affiliated Purchasers hereunder, or, if applicable, the purchase of the Investor Over-Subscription Shares to be purchased by the Investors and/or their respective Affiliated Purchasers hereunder, to be subject to any Anti-takeover Provision, or in any manner to any “poison pill” or similar shareholder rights plan or agreement.

(f)	Registration Rights Agreement.

(i)	Immediately prior to the Closing, the Company shall deliver to the Investors and/or their respective Affiliated Purchasers, as the case may be, the joinder agreement, in the form attached as Annex A hereto (the “Registration Rights Joinder Agreement”), duly and validly executed by the Company.

(ii)	The Company agrees to uses its best efforts to file, as a Shelf Registration under the 2005 Registration Rights Agreement and in accordance with the provisions of the 2005 Registration Rights Agreement, within ten (10) Business Days after the Closing Date, a Registration Statement (as defined in the 2005 Registration Rights Agreement) on Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act relating to the offer and sale, from time to time, of all Registrable Securities (as defined in the 2005 Registration Rights Agreement) then held by the Investors, the Affiliated Purchasers and such other Affiliates of the Investors as designated by the Investors (to the extent that no later than one (1) Business Day prior to the Closing Date, the Investors have provided the Company written notice of the names of such other Affiliates and number of shares to be registered on behalf of such other Affiliates), and such Registration Statement may register for resale any or all of the Registrable Securities of any other Holder (as defined in the 2005 Registration Rights Agreement) (the “Initial Shelf Registration Statement”). To the extent that, as of the filing date of the Initial Shelf Registration Statement, the Company is a Well Known Seasoned Issuer, the Company agrees that the Initial Shelf Registration Statement shall be an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act. The Investors acknowledge and agree that the Initial Shelf Registration Statement will also register for resale shares of Common Stock of other Holders (as defined in the 2005 Registration Rights Agreement), including those listed on Schedule C.

(iii)	In accordance with the terms of the 2005 Registration Rights Agreement, including without limitation Section 4.1 thereof, the Company acknowledges that the obligations of the Company set forth in Section 4.1 of the 2005 Registration Rights Agreement (A) apply to the sale or distribution, including “take-downs” off of an effective Shelf Registration, of Registrable Securities requested from time to time by one or more Holders covered under the applicable Registration Statement, and (B) require the Company to, during any period that the Company fails to comply with its obligation to keep a Shelf Registration continuously effective for the period specified in Section 4.1(b) of the 2005 Registration Rights Agreement, otherwise use its best efforts to expedite and facilitate the registration and disposition of the Holders’ Registrable Securities, including by, upon the request of any Holder, filing and having declared effective a Registration Statement on an appropriate form then available to the Company, and, upon the Company becoming eligible to do so, recommencing the registration of the Holders’ Registrable Securities as a continuously effective Shelf Registration.

(iv)	Prior to the effectiveness of the Registration Rights Joinder Agreement and the Investors accordingly becoming parties to the 2005 Registration Rights Agreement as “Holders” and “Investor Holders” thereunder, the Company shall not enter into or agree to any amendment, modification or supplement to, or waiver under, either the 2005 Registration Rights Agreement or the 2007 Registration Rights Agreement.

(g)	Clear Market. Other than (i) the consummation of the Rights Offering in accordance with the terms hereof, (ii) the filing of the Initial Shelf Registration Statement in accordance with the terms hereof or (iii) as required pursuant to the terms of the 2005 Registration Rights Agreement or the 2007 Registration Rights Agreement, in either case only after the filing of the Initial Shelf Registration Statement following the Closing Date in accordance with the terms hereof, without the prior written consent of the Representative, the Company shall not effect any registration of Common Stock or other equity securities of the Company (or securities convertible into or exchangeable or exercisable for Common Stock or other equity securities) for sale under the Securities Act, or public sale or distribution of any Common Stock or other equity securities of the Company (or securities convertible into or exchangeable or exercisable for Common Stock or other equity securities), in each case other than in connection with a registration statement on Form S-4, Form S-8 or any successor forms thereto, whether for its own account or for the account of any other person, during the period beginning on the date hereof and ending ninety calendar days after the Closing Date.

(h)	Other Applicable Agreements. Without the prior written consent of the Representative, the Company shall not amend, modify, supplement or waive any provision of any Other Applicable Agreement in a manner that adversely affects the Investors or that gives any Other Applicable Shareholder terms or rights that are more favorable to such person than those afforded to the Investors under this Agreement.

(i)	Impairment Analysis and Reserve Report. The Company agrees to use its reasonable best efforts to complete the Impairment Analysis and Reserve Report as soon as reasonably possible (and in any event within five Business Days prior to the Closing), and it shall keep the Investors informed on a timely basis as to the status and results of such Impairment Analysis and Reserve Report. “Impairment Analysis and Reserve Report” means the review and analysis of the Company’s reserve estimates, including, without limitation, analysis of whether the Company will be required to record a non-cash ceiling test impairment to its oil and natural gas properties (including, for the avoidance of doubt, the Haynesville and Eagle Ford assets acquired by the Company in July 2013), and an updated reserve report in respect of such properties.

6.	Additional Covenants of the Investor. Each of the Investors, severally on behalf of and with respect to itself only, and not jointly with any other Investor, agrees with the Company as set forth below:

(a)	Information. To provide the Company with such information as the Company reasonably requests regarding such Investor for inclusion in the Rights Offering Registration Statement.

(b)	Registration Rights Joinder Agreement. To deliver (and/or cause its applicable Affiliated Purchaser(s) to deliver), immediately prior to the Closing, the Registration Rights Joinder Agreement, duly and validly executed by such Investor (and/or such applicable Affiliated Purchaser(s)).

(c)	Short Sales. From the date of this Agreement through the Expiration Date, such Investor shall not, directly or indirectly, sell or agree to sell any shares of Common Stock, offer any short sale, whether or not against the box or establish any “put equivalent position” (as defined in Rule 16a-1(b) under the Exchange Act) with respect to shares of Common Stock, in each case so long as (i) the Company has not breached and is not then in breach of its obligations under this Agreement and (ii) there shall not have occurred, since November 22, 2013, any Material Adverse Effect.

(d)	Market Stabilization. Such Investor shall not take, directly or indirectly, in connection with the “distribution” of the Rights and Common Stock in the Rights Offering, any action designed to, or that might reasonably be expected to result in, stabilization or manipulation of the price of shares of Common Stock in violation of Regulation M.

7.	Conditions to the Obligations of the Parties.

(a)	Conditions to the Investors’ Obligations under this Agreement. The obligations of each Investor to consummate the transactions contemplated hereby shall be subject to the satisfaction prior to the Closing Date of each of the following conditions (which may be waived with respect to the Investors in whole or in part by the Representative in its sole discretion):

(i)	Registration Statement Effectiveness. The Rights Offering Registration Statement shall continue to be effective and no stop order shall have been entered by the Commission with respect thereto.

(ii)	Rights Offering. The Rights Offering shall have been conducted in all material respects in accordance with this Agreement without the waiver of any condition thereto.

(iii)	No Legal Impediment to Issuance. No statute, rule, regulation, order or other legal restraint shall have been enacted, adopted, or issued by any Governmental Entity, and no judgment, injunction, decree or order of any Governmental Entity shall have been issued that, in each case, prohibits the implementation of the Rights Offering, the issuance and sale of the Investor Offered Shares and the Investor Over-Subscription Shares to the Investors and/or their respective Affiliated Purchasers, or the consummation of the others transactions contemplated by any of the Transaction Agreements, and no action or proceeding by or before any Governmental Entity shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of the implementation of the Rights Offering, the issuance and sale of the Investor Offered Shares and the Investor Over-Subscription Shares to the Investors and/or their respective Affiliated Purchasers, or the consummation of the others transactions contemplated by any of the Transaction Agreements.

(iv)	Representations and Warranties. The representations and warranties of the Company contained in Sections 3(b), 3(c), 3(d), 3(e), 3(l), 3(n), 3(o) shall be true and correct in all respects, in each case as of the date hereof and as of the Closing Date after giving effect to the transactions contemplated hereby with the same effect as if made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of such specified date). The other representations and warranties of the Company in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar qualifications) shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date after giving effect to the transactions contemplated hereby with the same effect as if made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of such specified date).

(v)	Covenants. The Company shall have performed and complied in all material respects with all of its covenants and agreements contained in this Agreement and in any other Transaction Agreement required to be performed or complied with on or prior to the Closing Date.

(vi)	NYSE. The Offered Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

(vii)	Officers Certificate. The Investors shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by a senior executive officer thereof certifying to the effect that the conditions set forth in Sections 7(a)(iv), (v) and (x) have been satisfied.

(viii)	HSR Clearance. Any waiting period (including any extension thereof) applicable to the acquisition of Offered Shares and/or Remaining Offered Shares by any Investor (or any Affiliated Purchaser of any Investor) or any Other Applicable Shareholder (or any Affiliated Entity of any Other Applicable Shareholder) under the HSR Act shall have expired or early termination thereof shall have been granted.

(ix)	Other Applicable Agreements. There shall not have occurred any breach or default, or threatened breach or default, under the terms and conditions of any Other Applicable Agreement by any party thereto, on the basis of which any party thereto has terminated such Other Applicable Agreement or has refused (or is threatening to refuse) to consummate the transactions contemplated thereunder.

(x)	No MAE. Since November 22, 2013, there shall not have occurred any Material Adverse Effect.

(xi)	No Material Impairment. The Company shall have completed in all material respects the Impairment Analysis and Reserve Report, and such Impairment Analysis and Reserve Report shall not support or require, and the Company shall not have recognized or reasonably be expected to recognize, any impairments to the Company’s oil and natural gas properties (and/or, to the extent applicable, the Company’s other assets) (for the avoidance of doubt, excluding the $10,707,000 impairment previously taken by the Company in respect of the quarter ended March 31, 2013) which in the aggregate equal or exceed $150 million; provided that in the event that (A) the Impairment Analysis and Reserve Report delivered to the Investors in accordance with Section 5(i) indicates an aggregate amount of such impairments exceeding $150 million (such indicated aggregate amount of such impairments, the “Applicable Amount”) and (B) the Investors nonetheless elect to exercise their right to waive this Section 7(a)(xi) in order to effect the Closing, then the reference to $150 million in Section 3(j) shall instead to be deemed to be the Applicable Amount.

(b)	Conditions to the Company’s Obligations under this Agreement. The obligations of the Company to issue the Investor Offered Shares and the Investor Over-Subscription Shares and consummate the Rights Offering and the other transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (which (other than in the case of Section 7(b)(iii) and Section 7(b)(iv)) may not be waived, in whole or in part, without the prior written consent of the Representative):

(i)	Registration Statement Effectiveness. The Rights Offering Registration Statement shall continue to be effective and no stop order shall have been entered by the Commission with respect thereto.

(ii)	No Legal Impediment to Issuance. No statute, rule, regulation, order or other legal restraint shall have been enacted, adopted, or issued by any Governmental Entity, and no judgment, injunction, decree or order of any Governmental Entity shall have been issued that, in each case, prohibits the implementation of the Rights Offering, the issuance and sale of the Investor Offered Shares and the Investor Over-Subscription Shares to the Investors and/or their respective Affiliated Purchasers, or the consummation of the others transactions contemplated by any of the Transaction Agreements, and no action or proceeding by or before any Governmental Entity shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of the implementation of the Rights Offering, the issuance and sale of the Investor Offered Shares and the Investor Over-Subscription Shares to the Investors and/or their respective Affiliated Purchasers, or the consummation of the others transactions contemplated by any of the Transaction Agreements.

(iii)	Representations and Warranties. The representations and warranties of the Investors contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date with the same effect as if made on the Closing Date (except for the representations and warranties made as of a specified date, which shall be true and correct only as such specified date), except where the failure to be so true and correct would not reasonably be expected to prohibit or materially and adversely affect the Investors performance of their obligations under this Agreement.

(iv)	Covenants. The Investors shall have performed and complied in all material respects with all of their covenants and agreements contained in this Agreement and in any other Transaction Agreement required to be performed or complied with on or prior to the Closing Date.

(v)	NYSE. The Offered Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

(vi)	HSR Clearance. Any waiting period (including any extension thereof) applicable to the acquisition of Offered Shares and/or Remaining Offered Shares by any Investor (or any Affiliated Purchaser of any Investor) or any Other Applicable Shareholder (or any Affiliated Entity of any Other Applicable Shareholder) under the HSR Act shall have expired or early termination thereof shall have been granted.

8.	Indemnification and Contribution.

(a)	Whether or not the Rights Offering or the other transactions contemplated hereby are consummated or this Agreement is terminated, the Company (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless each Investor, its Affiliates, and their respective officers, directors, members, partners, employees, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, suits, proceedings, damages, liabilities, costs, and expenses (including reasonable fees of counsel), joint or several, arising out of, or related to circumstances existing on or prior to the Closing Date (“Losses”) to which any the Indemnified Person may become subject arising out of or in connection with any action, claim, challenge, litigation, suit, investigation, inquiry or proceeding (“Proceedings”) with respect to the Rights Offering, this Agreement or the other Transaction Agreements, any SEC Transaction Document (for the avoidance of doubt, including any amendment or supplement thereto), or the transactions contemplated by any of the foregoing and shall reimburse the Indemnified Persons for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, responding to or defending any of the foregoing; provided that the foregoing indemnification will not apply to Losses to the extent that they resulted directly from (i) any breach by such Indemnified Person of this Agreement (ii) gross negligence, bad faith or willful misconduct on the part of the Indemnified Person, or (iii) statements or omissions in the SEC Transaction Documents made in reliance upon written information relating to the Indemnified Person furnished to the Company in writing by or on behalf of the Indemnified Person expressly for use in such SEC Transaction Documents. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Party shall contribute amounts in respect of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand and the Indemnified Person, on the other hand, as well as any relevant equitable considerations. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 8 shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall bind and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person.

(b)

Reasonably promptly after receipt by an Indemnified Person of notice of the commencement of any Proceedings with respect to which the Indemnified Person may be entitled to indemnification hereunder, such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying

Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been actually prejudiced by such failure and (ii) the omission to so notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Section 8. In case any such Proceeding is brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; provided, that if the defendants in any such Proceeding include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, or that there otherwise exists or may exist a conflict of interest, such Indemnified Person shall have the right to select, at the expense of the Indemnifying Party, one separate counsel (as well as one or more local counsels), to assert such legal defenses and to otherwise participate in the defense of such Proceeding on behalf of such Indemnified Person; provided, further, that the right of the Indemnifying Party to so assume the defense of any such Proceeding shall not apply, and the Indemnified Person shall be permitted to instead assume the defense of any such Proceeding with separate counsel (including one or more local counsels) of its choosing, at the expense of the Indemnifying Party, to the extent that (w) the Indemnifying Party shall not have employed counsel satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of such Proceeding, (x) the Indemnifying Party is not, in the reasonable determination of such Indemnified Person, diligently pursuing such defense, (y) the Indemnifying Party shall not have elected to assume such defense pursuant to written notice delivered to such Indemnified Person within ten (10) calendar days after notice of commencement of such Proceeding or (z) such Proceeding relates to any criminal action, indictment, allegation or investigation or does not solely seek (and continue to solely seek) monetary damages.

(c)	The Indemnifying Party shall not be liable under this Section 8 to an Indemnified Person for any settlement of any Proceedings effected by such Indemnified Person without the Indemnifying Party’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Indemnifying Party shall not, without the prior written consent of an Indemnified Person, effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

9.	Termination.

(a)	This Agreement may be terminated at any time prior to the Closing Date:

(i)	by mutual written consent of the Company and the Representative;

(ii)

by either the Company or the Representative, if any statute, rule, regulation, order or other legal restraint shall have been enacted, adopted, or issued by any Governmental Entity, or any judgment, injunction, decree or order of any Governmental Entity shall have been issued that, in any case, prohibits the implementation of the Rights Offering, the issuance and sale of the Investor Offered Shares and the Investor Over-Subscription Shares to the Investors and/or their respective

Affiliated Purchasers, or the consummation of the others transactions contemplated by any of the Transaction Agreements, and such action, statute, rule, regulation, order, legal restraint, judgment, injunction or decree has become final, binding and non-appealable;

(iii)	by either the Company or the Representative, if (A) the Commission shall have entered a stop order with respect to the Rights Offering Registration Statement or (B) there shall have occurred a suspension of trading in shares of Common Stock on the NYSE; provided that, a suspension shall not count for purposes of the foregoing subclause (B) if (x) it lasts for a period of less than 24 hours and does not result in a material impairment in the trading price of Common Stock, or (y) it lasts for a period of less than 72 hours, relates to securities generally on the NYSE and does not disproportionately affect the trading or price of shares of Common Stock;

(iv)	by the Company:

(A)	if there has been a breach of any covenant or a breach of any representation or warranty of an Investor, which breach would cause the failure of any condition precedent set forth in Section 7(b), provided that any such breach of a covenant or representation or warranty (A) is not cured by such Investor within ten (10) calendar days following delivery by the Company to such Investors of written notice thereof or (B) is not capable of cure on or prior to the Outside Date; or

(B)	if there shall have occurred any event that results in a failure to satisfy any of the conditions set forth in Section 7(b), which failure is not (i) cured within ten (10) calendar days following delivery by the Company to the Investors of written notice thereof or (ii) capable of cure on or prior to the Outside Date; provided, that the right to terminate this Agreement under this Section 9(a)(iv)(B) shall not be available to the Company if the Company’s failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure to satisfy any such condition;

(v)	by the Representative:

(A)	if there has been a breach of any covenant or a breach of any representation or warranty of the Company, which breach would cause the failure of any condition precedent set forth in Section 7(a), provided that any such breach of a covenant or representation or warranty (i) is not cured by the Company within ten (10) calendar days following delivery by any Investor to the Company of written notice thereof or (ii) is not capable of cure on or prior to the Outside Date; or

(B)	if there shall have occurred any event that results in a failure to satisfy any of the conditions set forth in Section 7(a), which failure is not (i) cured within ten (10) calendar days following delivery by any Investor to the Company of written notice thereof or (ii) capable of cure on or prior to the Outside Date; provided, that the right to terminate this Agreement under this Section 9(a)(v)(B) shall not be available to the Investors or Representative if the failure of any of them to comply with any provision of this Agreement has been the cause of, or resulted in, the failure to satisfy any such condition;

(C)	if there shall have occurred any Material Adverse Effect since November 22, 2013;

(D)	if (1) the Rights Offering Registration Statement is not filed with the Commission prior to the close of business on the date of this Agreement, (2) the Rights Offering shall not have been consummated by March 31, 2014 (the “Outside Date”) or (3) the issuance and sale of the Investor Offered Shares and, if applicable, the Investor Over-Subscription Shares to the Investors and/or their respective Affiliated Purchasers shall not have been consummated (x) prior to April 7, 2014 or (y) if earlier, on or prior to the sixth (6th) Business Day after the Expiration Date; or

(E)	if there shall have occurred any breach or default, or threatened breach or default, under the terms and conditions of any Other Applicable Agreement by any party thereto, on the basis of which any party thereto has terminated such Other Applicable Agreement.

(b)	A termination pursuant to and in accordance with this Section 9 shall be effective upon giving written notice to the other party specifying the provision under which the Agreement is terminated. Upon termination in accordance with this Section 9, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party except that the covenants and agreements made by the parties herein in Section 2(f) and Sections 8 through 18 will survive indefinitely in accordance with their terms.

10.	Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) (a) on the date of delivery, if delivered personally, (b) upon confirmation of receipt, if sent via electronic transmission, (c) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (d) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid to the parties to the Agreement at the following addresses (or at such other address for a party as will be specified by like notice):

(a)	If to the Company:

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Email: lboeing@excoresources.com

Attention: William L. Boeing

with copies (which shall not constitute notice) to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Email: scott.wallace@haynesboone.com;

            jennifer.wisinski@haynesboone.com

Attention: W. Scott Wallace, Esq.

                   Jennifer T. Wisinski, Esq.

and:

(b)	If to any Investor:

c/o Hamblin Watsa Investment Counsel Ltd.

95 Wellington Street West, Suite 800

Toronto, Ontario, M5J 2N7

Canada

Email: F_Burke@fairfax.ca and P_Rivett@fairfax.ca

Attention: Frances Burke and Paul Rivett

with copies (which shall not constitute notice) to:

Shearman & Sterling LLP

Commerce Court West

Suite 4405, P.O. Box 247

Toronto, Ontario M5L 1E8

Canada

Email: JLehner@Shearman.com

Attention: Jason R. Lehner, Esq.

11.	Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that each Investor may assign its rights, interests and/or obligations under this Agreement to any of its Affiliated Purchasers pursuant to Section 2(c). Notwithstanding the foregoing or anything to the contrary contained herein, subject to Section 2(c), this Agreement, and any Investor’s rights, interests or obligations hereunder, including any Rights, may be assigned, delegated or transferred, in whole or in part, by such Investor to one or more of such Investor’s Affiliated Purchasers without the prior written consent of the Company, provided that any such assignee assumes the obligations of such Investor hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as such Investor; provided, that no such assignment will relieve such Investor of its obligations hereunder if such assignee fails to perform such obligations. Except as provided in Section 8 with respect to the Indemnified Persons and Section 13(b) with respect to Non-Recourse Parties, this Agreement is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement and nothing set forth in this Agreement shall confer upon or give to, or be construed to confer upon or give to, any other person (including any Affiliates of the Company or any of its respective members, shareholders, partners, directors, employees, officers or creditors or any successor thereto or assignee thereof, or any third party claiming by or through any of the foregoing) any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, the obligations of any Investor or its permitted assignees hereunder or any other provisions of this Agreement. Any Indemnified Persons and any Non-Recourse Parties shall be entitled to enforce and rely on the provisions listed in the immediately preceding sentence as if they were a party to this Agreement.

12.	Prior Negotiations; Entire Agreement. This Agreement, together with the documents and instruments attached as schedules, annexes or exhibits to and referred to in this Agreement, constitutes the entire agreement of the parties with respect to the Rights Offering and supersedes all prior agreements (including the Prior Agreement), arrangements or understandings, whether written or oral, between the parties or any of their respective Affiliates with respect to the transactions contemplated hereby.

13.	GOVERNING LAW; VENUE; Non-Recourse Parties.

(a)	THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE PARTIES HERETO CONSENTS TO SUBMIT ITSELF TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN AND ANY UNITED STATES FEDERAL COURTS LOCATED IN SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND AGREES THAT ALL SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 10, AND THAT SERVICE SO MADE SHALL BE TREATED AS COMPLETED WHEN RECEIVED. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED IN ANY SUCH COURT. THE COMPANY AND THE INVESTORS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHT OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. NOTWITHSTANDING THE FOREGOING, EACH OF THE PARTIES HERETO AGREES THAT EACH OF THE OTHER PARTIES HERETO SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY A COURT PERMITTED BY THIS SECTION 13 IN ANY OTHER COURT OR JURISDICTION.

(b)

Notwithstanding anything that may be otherwise expressed or implied in this Agreement, the Company, by its acceptance of the benefits hereof, covenants, agrees and acknowledges for itself and its Affiliates that no person other than the Investors and their respective permitted successors and assigns, including their respective applicable Affiliated Purchasers, if any, who acquire Investor Over-Subscription Shares or Investor Offered Shares from the Company pursuant to this Agreement, shall have any obligation hereunder or in connection with the transactions contemplated hereby and that no recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, representative or successor or assignee of any Investor (or any such applicable Affiliated Purchaser) or any former, current or future equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, representative or successor or assignee of any of the foregoing (such persons, collectively, but excluding the Investors and their respective applicable Affiliated Purchasers, if any, who acquire Investor Over-Subscription Shares or Investor Offered Shares from the Company pursuant to this Agreement, the “Non-Recourse Parties”), whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligations of any Investor under this Agreement or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.

14.	Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via electronic transmission), it being understood that each party need not sign the same counterpart.

15.	Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by all the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

16.	Interpretation; Severability.

(a)	When a reference is made in this Agreement to “Sections,” “Annexes,” “Schedules” or “Exhibits” such reference shall be to a Section of, or Annex, Schedule or Exhibit to, this Agreement unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein,” “hereof,” “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless the context requires otherwise. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section.

(b)	It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, and such amendment will apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

17.	Adjustment to Shares. If, prior to the Closing Date, the Company effects a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction with respect to any shares of its capital stock (excluding the distribution of the Rights in connection with the Rights Offering, as contemplated herein), references to the numbers of such shares and the prices therefore shall be equitably adjusted to reflect such change and, as adjusted, shall, from and after the date of such event, be subject to further adjustment in accordance herewith.

18.	Survival. The representations and warranties made in this Agreement will survive until the earlier of (i) the termination of this Agreement in accordance with Section 9 and (ii) the 18-month anniversary of the Closing.

The remainder of this page left intentionally blank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

EXCO RESOURCES, INC.

/s/ William L. Boeing
Name:	William L. Boeing
Title:	Vice President and General Counsel

HAMBLIN WATSA INVESTMENT COUNSEL LTD.
On behalf of itself and acting as the Representative of the several Investors

By:	Hamblin Watsa Investment Counsel Ltd.

/s/ Paul Rivett
Name:	Paul Rivett
Title:	Chief Operating Officer